Exhibit 99.1

MONOGRAM RESIDENTIAL TRUST, INC. ANNOUNCES FIRST QUARTER 2015 RESULTS

— Increases Same Store Average Monthly Rent 2.7% for First Quarter 2015 to $1,797 per Unit —

PLANO, TX—May 13, 2015 — Monogram Residential Trust, Inc., (NYSE: MORE) (“Monogram” or the “Company”) an owner, operator and developer of luxury apartment communities in select markets across the United States, today reported operational and financial results for the first quarter 2015.

“Monogram’s first quarter results represent strong positive momentum as we start 2015. During the quarter, we realized meaningful revenue growth, driven by solid increases in our same store average monthly rental rate and occupancy, and continued to grow our portfolio primarily from the lease up of our development pipeline, “ stated Mark T. Alfieri, Chief Executive Officer, President, Chief Operating Officer and Director of Monogram.

Mr. Alfieri continued, “With continued healthy fundamentals in virtually all of our markets, our outlook is upbeat as we continue to drive NOI within our existing portfolio, complete and lease up our existing development pipeline, and pursue potential acquisitions. We are extremely pleased to grow our wholly owned portfolio through the purchase of our partner’s interests, which we announced this afternoon, and our strong balance sheet and flexible capital structure, augmented with partner capital and strategic dispositions, is supportive of our strategy as we focus on driving long term shareholder returns.”

First Quarter 2015 Highlights

•                  Reported a net loss available to shareholders of $0.83 million, or $(0.01) per fully diluted share, compared to a net income available to shareholders of $7.42 million, or $0.04 per fully diluted share in the quarter ended March 31, 2014.

•                  Achieved Core Funds From Operations (“FFO”) of $0.09 per fully diluted share, compared to $0.08 per diluted share for the quarter ended March 31, 2014.

•                  Achieved occupancy in the Company’s same store portfolio of 95.0% with an average monthly rental revenue per unit of $1,797, an increase of 2.7% compared to the first quarter 2014.

•                  The Company declared a $0.075 per share dividend which was paid on April 8, 2015 to shareholders of record on March 31, 2015.

Financial Results for the First Quarter 2015

The Company reported a net loss available to shareholders of $0.83 million, or $(0.01) per fully diluted share, compared to net income available to shareholders of $7.42 million, or $0.04 per fully diluted share in the quarter ended March 31, 2014, which included $16.2 million of gain from a first quarter 2014 sale.

Core FFO totaled $15.1 million or $0.09 per diluted share, as compared to $13.6 million or $0.08 per diluted share, for the same period in 2014.  Core FFO for 2014 excluded approximately $0.7 million of various non-recurring items, including $0.5 million of expenses related to the Company’s transition to self-management. Including these items, FFO totaled $15.1 million or $0.09 per diluted share in the first quarter 2015, as compared to $12.9 million or $0.08 per diluted share for the same period in 2014.

Same Store Portfolio Results

For the 31 communities included in consolidated same store results, our proportionate share of first quarter 2015 same store net operating income (“NOI”) increased 0.7% to $19.7 million, compared to $19.6 million in the first quarter of 2014.  Our proportionate share of same store revenue increased 2.9% compared to the same period in 2014.  Average revenue per unit within the same store portfolio increased 2.7% from $1,749 as of March 31, 2014 to

$1,797 as of March 31, 2015, and occupancy was 95.0%, an increase of 0.2%, on a weighted average basis, from the same period in 2014.

Our proportionate share of same store expenses increased 6.9% compared to the same period in 2014, due in part to extraordinary snow removal expenses and other increases in property taxes and benefit costs.

The Company defines same store communities as those that are stabilized and comparable for both the current and the prior reporting year. The Company considers a property to be stabilized generally upon achieving 90% occupancy.

Total Portfolio Results

Total consolidated revenues for the first quarter 2015 increased to $56.6 million from $50.2 million in the same period in 2014. Total portfolio operating expenses increased to $22.4 million from $18.3 million. Both increases are primarily attributed to the lease up of the Company’s development projects.  Total portfolio NOI increased 7.3% to $34.2 million from $31.9 million in the first quarter 2014.

Development Activity

As of March 31, 2015, Monogram’s development pipeline consisted of 13 properties with 3,984 planned units and a Total Estimated Cost of approximately $1.2 billion.  One of these developments is currently leasing and was 94% complete and 25% occupied. At quarter end, a total of approximately $780 million had been incurred for these development projects.

Financing and Capital Transactions

At quarter end, the Company had total debt outstanding of $1.3 billion, including debt held at the co-investment venture level. The Company’s share of contractual debt totaled $779.9 million. The Company’s debt had a weighted average interest rate of 3.36% and an average remaining term to maturity of 3.1 years.

As of March 31, 2015, the Company had $70.4 million in cash and cash equivalents, and $35.0 million outstanding on the Company’s credit facilities.  In January, the Company entered into a $200 million credit facility with a current annual interest rate of LIBOR plus 2.50%.  The credit facility matures on January 14, 2019, with a one year extension option.  In addition, the terms of the facility allow the Company to increase the amount available by an additional $200 million, under certain conditions.

At March 31, 2015 the Company had approximately 166.5 million diluted common shares outstanding.

Monogram defines co-investment venture level debt as an obligation of the co-investment venture and not an obligation or contingency for the Company.

Subsequent Events

PGGM Transaction

Subsequent to quarter end, the Company announced that it acquired from PGGM, PGGM’s joint venture equity interests in six multifamily communities and one mezzanine loan for a gross purchase price of approximately $224.6 million. The acquisition was funded through $106.4 million of the allocable share of existing debt on the six purchased interests and with cash and draws on the Company’s existing credit facilities. As a result of this transaction Monogram added six multifamily communities and one mezzanine loan to its wholly owned portfolio and increased its interest in another multifamily community to approximately 93.5%.  In addition, the Company received $4.5 million in final payment of the promoted interest for the acquired interests in the six multifamily communities and one mezzanine loan and a disposition fee relating to interests PGGM sold to the Company. The Company expects the transaction to produce $3 million per year of incremental recurring Core FFO.

Quarterly Dividend Declaration

On May 8, 2015, the Company declared a cash dividend of $0.075 per common share.  The dividend is payable on July 7, 2015 to shareholders of record at the close of business on June 30, 2015.

Outlook

Monogram expects 2015 same store NOI growth between 2.5% and 3.5%.

Conference Call

The Company will hold a conference call on Wednesday, May 13, 2015 at 5:00 p.m. Eastern Time to review its first quarter 2015 results and discuss its outlook for future performance. To participate in the call, please dial 1-877-407-9039 (Domestic) or 1-201-689-8470 (International), or join the live webcast of the conference call by accessing the Investor Relations section of the Company’s website at www.monogramres.com.   Please log on at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Select the “First Quarter 2015 Conference Call” link. The webcast will be archived for 90 days.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release and in the Company’s outlook include, expectations regarding apartment market conditions, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, core funds from operations, revenue, operating expenses, net operating income, capital expenditures, depreciation, gains on sales and net income, anticipated development activities (including projected construction expenditures and timing), expectations regarding use of proceeds from unsecured bank credit facilities, and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: we may abandon or defer development opportunities for a number of reasons, including changes in local market conditions which make development less desirable, increases in costs of development, increases in the cost of capital or lack of capital availability, resulting in losses; construction costs of a community may exceed our original estimates; we may not complete construction and lease-up of communities under development or redevelopment on schedule, resulting in increased interest costs and construction costs and a decrease in our expected rental revenues; occupancy rates and market rents may be adversely affected by competition and local economic and market conditions which are beyond our control; financing may not be available on favorable terms or at all, and our cash flows from operations and access to cost effective capital may be insufficient for the development of our pipeline which could limit our pursuit of opportunities; our cash flows may be insufficient to meet required payments of principal and interest, and we may be unable to refinance existing indebtedness or the terms of such refinancing may not be as favorable as the terms of existing indebtedness; and we may be unsuccessful in managing changes in our portfolio composition. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and may be discussed in subsequent filings with the SEC. The risk factors discussed in the Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

About Monogram

Monogram Residential Trust, Inc. (“Monogram”), is a fully integrated self-managed real estate investment trust that invests in, develops and operates high quality multifamily communities offering location and lifestyle amenities. Monogram invests in stabilized operating properties and properties in various phases of development, with a focus on communities in select markets across the United States. Monogram’s portfolio includes investments in 56 multifamily communities in 12 states comprising 16,126 apartment homes.

Balance Sheet

(in thousands) (unaudited)

	March 31, 2015	December 31, 2014
Assets
Real estate
Land	$379,485	$389,885
Buildings and improvements	1,972,480	2,033,819
	2,351,965	2,423,704
Less: accumulated depreciation	(291,366)	(280,400)
Net operating real estate	2,060,599	2,143,304
Construction in progress, including land	811,735	716,930
Total real estate, net	2,872,334	2,860,234

Assets associated with real estate held for sale	76,601	—
Cash and cash equivalents	70,379	116,407
Intangibles, net	20,440	21,485
Other assets, net	114,496	110,282
Total assets	$3,154,250	$3,108,408

Liabilities
Mortgages and notes payable	$1,232,200	$1,186,481
Credit facilities payable	35,000	10,000
Construction costs payable	85,097	75,623
Accounts payable and other liabilities	20,893	28,053
Deferred revenues, primarily lease revenues, net	18,587	18,955
Distributions payable	12,576	12,485
Tenant security deposits	4,580	4,586
Obligations associated with real estate held for sale	741	—
Total liabilities	1,409,674	1,336,183

Redeemable, noncontrolling interests	32,043	32,012

Equity
Preferred stock	—	—
Common stock	17	17
Additional paid-in capital	1,493,184	1,492,799
Cumulative distributions and net income (loss)	(306,671)	(293,350)
Total equity attributable to common stockholders	1,186,530	1,199,466
Non-redeemable noncontrolling interests	526,003	540,747
Total equity	1,712,533	1,740,213
Total liabilities and equity	$3,154,250	$3,108,408

Income Statement

(in thousands, except per share amounts) (unaudited)

	Three Months Ended
	March 31,
	2015	2014

Rental revenues	$56,643	$50,182

Expenses:
Property operating expenses	15,675	13,041
Real estate taxes	8,569	7,153
Asset management fees	—	1,880
General and administrative expenses	4,776	3,360
Acquisition expenses	—	(17)
Transition expenses	—	520
Investment and development expenses	231	248
Interest expense	5,997	5,331
Depreciation and amortization	25,380	22,977
Total expenses	60,628	54,493

Interest income	2,597	2,446
Loss on early extinguishment of debt	—	(230)
Equity in income of investments in unconsolidated real estate joint ventures	186	204
Other income	25	200
Loss from continuing operations before gain on sale of real estate	(1,177)	(1,691)
Gain on sale of real estate	—	16,167

Net income (loss)	(1,177)	14,476

Net income (loss) attributable to noncontrolling interests	346	(7,051)
Net income (loss) available to the Company	(831)	7,425
Dividends to preferred stockholders	(2)	(2)
Net income (loss) attributable to common stockholders	$(833)	$7,423

Weighted average number of common shares outstanding - basic	166,509	168,714
Weighted average number of common shares outstanding - diluted	166,509	168,919

Basic and diluted earnings (loss) per common share	$(0.01)	$0.04

Non-GAAP Performance Financial Measures and Definitions

In addition to our net income (loss) which is presented in accordance with GAAP, we also present certain supplemental non-GAAP performance measurements.  These measurements are not to be considered more relevant or accurate than the performance measurements presented in accordance with GAAP.  In compliance with SEC requirements, our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure.  As with other non-GAAP performance measures, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP performance measures.

Net Operating Income (“NOI”) and Same Store NOI

We define NOI as consolidated rental revenue, less consolidated property operating expenses and real estate taxes.  We believe that NOI provides a supplemental measure of our operating performance because NOI reflects the operating performance of our properties and excludes items that are not generally associated with real estate industry defined property operations, such as general and administrative expenses, corporate property management expenses, property management fees, depreciation expense and interest expense.  NOI also excludes revenues not associated with property operations, such as interest income and other non-property related revenues.  NOI may be helpful in evaluating all of our multifamily operations and providing comparability to other real estate companies.

We define Same Store NOI as NOI for our stabilized multifamily communities that are comparable between periods.  We view Same Store NOI as an important measure of the operating performance of our properties because it allows us to compare operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions or dispositions during the periods under review.

NOI and Same Store NOI should not be considered a replacement for GAAP net income as they exclude certain income and expenses that are material to our operations.  Additionally, NOI and Same Store NOI may not be useful in evaluating net asset value or impairments as they also exclude certain GAAP income and expenses and non-comparable properties.  Investors are cautioned that NOI and Same Store NOI should only be used to assess the operating performance trends for the properties included within the definition.

The following table presents a reconciliation of our net income (loss) to NOI and Same Store NOI for our multifamily communities for the quarters ended March 31, 2015 and 2014:

(in thousands) (unaudited)

	Three Months Ended
	March 31,
	2015	2014
Reconciliation of net income (loss) to Same Store NOI:
Net income (loss)	$(1,177)	$14,476

Adjustments to reconcile net income (loss) to NOI:
Corporate property management expenses	1,814	1,900
General and administrative expenses	4,776	3,360
Asset management expenses	—	1,880
Acquisition expenses	—	(17)
Transition expenses	—	520
Interest expense	5,997	5,331
Depreciation and amortization	25,380	22,977
Interest income	(2,597)	(2,446)
Gain on sale of real estate	—	(16,167)
Loss on early extinguishment of debt	—	230
Other, net	21	(156)
NOI	34,214	31,888

Less: non-comparable
Rental revenue	(8,204)	(3,070)
Property operating expenses, including real estate taxes	4,593	1,619
Same Store NOI	$30,603	$30,437

Funds from Operations and Core FFO

Funds from operations (“FFO”) is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance.  We use FFO as currently defined by NAREIT to be net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets, impairment write-downs of depreciable real estate or of investments in unconsolidated real estate partnerships, joint ventures and subsidiaries that are driven by measurable decreases in the fair value of depreciable real estate assets, and after related adjustments for unconsolidated partnerships, joint ventures and subsidiaries and noncontrolling interests.

Core FFO is calculated starting from FFO adjusted for loss on early extinguishment of debt, acquisition expenses, contingent purchase price adjustments, gain or loss on derivative fair value adjustments and non-recurring expenses, such as transition expenses.

We believe that FFO and Core FFO are helpful to our investors and our management as measures of operating performance because they exclude real estate-related depreciation and amortization, impairments of depreciable real estate, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year to year, highlights the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities (including capitalized interest and other costs during the development period), general and administrative expenses, and interest costs, which may not be immediately apparent from net income.  Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate and intangibles diminishes predictably over time independent of market conditions or the physical condition of the asset.  Since real estate values have historically risen or fallen with market conditions (which includes property level factors such as rental rates, occupancy, capital improvements, status of developments and competition, as well as macro-economic factors such as economic growth, interest rates, demand and supply for real estate and inflation), many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient.  As a result, our management believes that the use of FFO, together with the required GAAP presentations, is helpful for our investors in understanding our performance.  Factors that impact FFO include start-up costs, fixed costs, delay in buying assets, acquisition expenses, lower yields on cash held in accounts, income from portfolio properties, operating costs during the lease up of developments, interest rates on acquisition financing and operating expenses.  In addition, FFO will be affected by the types of investments in our and our co-investment ventures’ portfolios, which include, but are not limited to, equity and mezzanine, mortgage and bridge loan investments in existing operating properties and properties in various stages of development and the accounting treatment of the investments in accordance with our accounting policies.  Core FFO is useful because it adjusts for one-time items which increases comparability to other REITs.

FFO and Core FFO should not be considered as alternatives to net income (loss), nor as an indication of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to fund distributions.  FFO and Core FFO are also not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and Core FFO.  Although the Company has not historically incurred any impairment charges, investors are cautioned that we may not recover any impairment charges in the future.  Accordingly, FFO and Core FFO should be reviewed in connection with other GAAP measurements.  Our FFO and Core FFO as presented may not be comparable to amounts calculated by other REITs.

The following table presents our calculation of FFO and Core FFO, net of noncontrolling interests, and provides additional information related to our operations:

(in thousands, except per share amounts) (unaudited)

	Three Months Ended
	March 31,
	2015	2014
FFO:
Net income (loss) attributable to common stockholders	$(833)	$7,423
Add (deduct) NAREIT defined adjustments - our share:
Real estate depreciation and amortization	15,929	14,443
Gain on sale of real estate	—	(8,965)
FFO	15,096	12,901

Add (deduct) adjustments to arrive at Core FFO - our share:
Loss on early extinguishment of debt	—	128
Transition expenses	—	520
Loss on derivative fair value adjustment	16	60
Acquisition expenses (including start up expenses)	10	(17)
Core FFO	$15,122	$13,592

Weighted average number of common shares outstanding - basic	166,509	168,714
Weighted average number of common shares outstanding - diluted	167,109	168,919

Per common share amounts - basic and diluted:
Net income (loss) attributable to common stockholders	$(0.01)	$0.04
FFO	$0.09	$0.08
Core FFO	$0.09	$0.08

Other Definitions

Our Share — A non-GAAP presentation of financial amounts at our effective cash share based on our participation in distributable operating cash. The amounts include our share of unconsolidated joint ventures and excludes noncontrolling interest in consolidated joint ventures.  Our share presentations may be useful in analyzing our financial information by providing revenues, expenses, assets and liabilities attributable only to our shareholders.

Total Estimated Costs  — A non-GAAP measure representing costs for all on-site development and construction costs recognized for GAAP, but including certain items expensed for GAAP (primarily specific financing and operating expenses incurred during lease up) and excluding certain GAAP costs related to consolidated allocated costs, former sponsor-related fees and other non-cash capitalized cost items.

Contact:

Investor Relations

Stephen Swett

(469)250-5638

ir@monogramres.com